   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998

                                                      REGISTRATION NO. 333-20625
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                   POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                         OBJECTIVE COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                             3669                            54-1707962
 (State or other jurisdiction of    (Primary Standard Institutional            (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

          OBJECTIVE COMMUNICATIONS, INC.                              ROBERT H. EMERY
              50 INTERNATIONAL DRIVE                              50 INTERNATIONAL DRIVE
          PORTSMOUTH, NEW HAMPSHIRE 03801                     PORTSMOUTH, NEW HAMPSHIRE 03801
                  (603) 334-6700                                      (603) 334-6700
         (Address, including zip code, and                  (Name, address, including zip code,
     telephone number, including area code, of                and telephone number, including
     Registrant's principal executive offices)               area code, of agent for service)

                                ---------------

                                    Copy to:

                              ELLEN C. GRADY, ESQ.
                        SHAW PITTMAN POTTS & TROWBRIDGE
                             1501 FARM CREDIT DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 790-7946

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 3 to the Registration Statement (Registration No. 333-20625) (the "Registration Statement") of Objective Communications, Inc. (the "Company") updates and amends certain information in the Registration Statement. The Registration Statement was originally filed with the Securities and Exchange Commission (the "Commission") in connection with the initial public offering of Common Stock of the Company (the "Initial Offering"), was amended by Post-Effective Amendment No. 1 on December 24, 1997, and by Post-Effective Amendment No. 2 on April 3, 1998, which was declared effective by the Commission on April 15, 1998. This Registration Statement covers the registration of the following securities for resale by the holders thereof: (i) 337,500 shares of Common Stock (the "Bridge Warrant Shares") issued or issuable upon exercise of warrants (the "Bridge Warrants") issued by the Company in October and November 1996; (ii) 443,100 outstanding shares of Common Stock (the "Series A Shares") that were issued by the Company upon conversion of outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at the time of the closing of the Initial Offering; (iii) 100,000 shares of Common Stock (the "Series A Warrant Shares") issuable upon exercise of the warrants (the "Series A Warrants") issued by the Company in December 1996 and January 1997 in connection with the private placement of the shares of Series A Preferred Stock; and (iv) 180,000 shares of Common Stock issuable upon exercise of an option (the "Barington Option Shares") to purchase 180,000 shares of Common Stock granted to Barington Capital Group, L.P. (the "Barington Option") by the Company in the Initial Offering. All of the Bridge Warrant Shares, the Series A Shares, the Series A Warrant Shares and the Barington Option Shares (collectively, the "Shares") will be sold for the accounts of the Selling Stockholders, and the Company will receive no proceeds therefrom. Additionally, 475,000 of such Shares are subject to lock-up arrangements in favor of Barington Capital Group, L.P., which restrict the sale of such shares until April 8, 1999, subject to certain limited exceptions. 1,130,000 Shares registered under the Registration Statement were available for resale by the holders thereof on April 15, 1998, when Amendment No. 2 to the Registration Statement was declared effective. All of the 69,400 Shares covered by this Registration Statement that have been sold were sold under the effective Registration Statement.

PROSPECTUS

                         OBJECTIVE COMMUNICATIONS, INC.
                                1,060,600 SHARES
                                  COMMON STOCK
                             ---------------------

     The Prospectus relates to the offering (the "Offering") by certain selling stockholders identified herein (the "Selling Stockholders") of 1,060,600 shares (the "Shares") of Common Stock, par value $.01 per share, of Objective Communications, Inc. (the "Company"), which may be sold from time to time by the Selling Stockholders on or after the date of this Prospectus. The 1,060,600 shares of Common Stock registered pursuant to the Registration Statement of which this Prospectus constitutes a part consist of (i) 337,500 shares of Common Stock (the "Bridge Warrant Shares") issued or issuable upon exercise of warrants (the "Bridge Warrants") issued by the Company in October and November 1996; (ii) 443,100 outstanding shares of Common Stock (the "Series A Shares") that were issued by the Company upon conversion of outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at the time of the closing of the initial public offering of Common Stock in April 1997 (the "Initial Offering"); (iii) 100,000 shares of Common Stock (the "Series A Warrant Shares") issuable by the Company upon exercise of the warrants (the "Series A Warrants") issued by the Company in December 1996 and January 1997 in connection with the private placement of the shares of Series A Preferred Stock; and (iv) 180,000 shares of Common Stock issuable upon exercise of an option (the "Barington Option Shares") to purchase 180,000 shares of Common Stock granted to Barington Capital Group, L.P. (the "Barington Option") by the Company in the Initial Offering. All of the Bridge Warrant Shares, the Series A Shares, the Series A Warrant Shares and the Barington Option Shares (collectively, the "Shares") will be sold for the accounts of the Selling Stockholders, and the Company will receive no proceeds therefrom. Additionally, 175,000 of such Shares issuable upon the exercise of warrants are subject to lock-up arrangements in favor of Barington Capital Group, L.P. ("Barington"), which restrict the sale of such shares until April 8, 1999, subject to certain limited exceptions.

     The Common Stock is traded on the National Market of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol OCOM. On September 10, 1998, the closing price of the Common Stock as reported on the Nasdaq National Market was $3.0625 per share.

     The Company will not receive any proceeds from sales of the Shares. See "Selling Stockholders."

     No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected from time to time in transactions on the Nasdaq National Market in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with the sales of the Shares.

     The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act, with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED CAREFULLY AND ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September   , 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 000-22235) and are incorporated herein by reference and made a part hereof:

          (1) The Company's Registration Statement on Form 8-A filed with the Commission on March 13, 1997 registering the Common Stock of the Company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (2) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

          (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

          (4) The Company's Current Report on Form 8-K dated April 15, 1998;

          (5) The Company's Proxy Statement dated April 23, 1998 for its 1998 Annual Meeting of Stockholders;

          (6) The Company's Current Report on Form 8-K dated July 16, 1998;

          (7) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998; and

          (8) All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offering of Shares to which this Prospectus relates.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so supplemented, modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not included herein or delivered herewith. Copies of these documents, except for the exhibits to such documents (unless the exhibits are specifically incorporated by reference in such documents), are available upon request without charge. Requests should be directed to Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801, Attention: Secretary, telephone: (603) 334-6700.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto set forth in and incorporated by reference in this Prospectus. Certain statements contained in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievement of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Factors that might cause such a difference include the risks identified under "Risk Factors."

                                  THE COMPANY

     Objective Communications designs, develops and markets the first high quality, cost-effective video network system that supports video broadcast, retrieval of stored video and multi-party conferencing to and from desktop personal computers and conference rooms over the same wire used by the telephone. The Company's VidPhone(R) system enables simultaneous transmission of full-duplex S-VHS quality full-motion video, stereo audio, and high speed data. The VidPhone(R) system has imperceptible video and audio latency within an enterprise. Because the VidPhone(R) system uses the same wiring to the desktop as the telephone and is independent of the Local Area Network ("LAN"), no additional wiring or LAN management is required. In addition, the VidPhone(R) system requires minimal processing power. The Company introduced the VidPhone(R) system in July 1997 and currently has arrangements with 13 resellers to market and resell the VidPhone(R) system, including Sprint Communications Corporation, L.P. ("Sprint"), Unisys Corp. ("Unisys") and Bell Atlantic Corp. ("Bell Atlantic"). To date, the Company has recognized minimal revenues from the sale of the VidPhone(R) system and its components.

     The Company's operations prior to 1998 related primarily to organizational activities, including research and development, the development of its initial products, recruiting management and technical personnel, and raising capital. During 1998, the Company has continued to focus on product development and enhancing its sales and marketing capabilities, while continuing to recruit management and technical personnel, particularly to support its sales and marketing efforts.

     The Company is marketing the VidPhone(R) system through telephone product and service providers that will resell it as an enhancement to existing telephone systems. These providers offer sales, service and support organizations, have relationships with virtually every business telephone user in the world, and enjoy a high level of customer loyalty. These distribution channels have a mature customer base which is generally receptive to system upgrades. In July 1998, Sprint renewed for an additional year an agreement entered into with the Company in July 1997, under which agreement Sprint has agreed to resell the Company's video network products worldwide. The Company also has an arrangement with Bell Atlantic under which it will market and resell the VidPhone(R) system to the U.S. Department of Defense (the "DOD") and related agencies. Additionally, the Company has a memorandum of understanding with Unisys, expiring in September 1998, under which Unisys is testing and evaluating the Company's products for marketing and resale by Unisys internationally. The Company currently anticipates that Unisys will enter into a reseller agreement with the Company, but there can be no assurance that an agreement with Unisys will be reached.

     In April 1997, the Company completed its Initial Offering of 2,070,000 shares of Common Stock at an initial public offering price of $5.50 per share. The Company received approximately $9.5 million in net proceeds from the Initial Offering. In November 1997, the Company completed a follow-on public offering of 1,000,000 shares of Common Stock at a public offering price of $23.125 per share (the "Follow-On Offering") and received approximately $21.0 million in net proceeds. In July 1998, the Company completed a private placement of 5% Cumulative Convertible Debentures Due 2003 (the "5% Convertible Debentures") with certain institutional, affiliated and other investors, from which it received gross proceeds of approximately $3.125 million. The number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures is not currently calculable and cannot be calculated until conversion of the 5% Convertible Debentures, because it is based on a conversion price that is equal to the lesser of a fixed conversion price of $10.87 per share, or a floating conversion price based on the average of the three lowest closing prices during the twelve trading days preceding the date of conversion. The number of shares issuable upon such conversion will vary inversely with the market price of the Common Stock. In addition, if the Company exercises its right to redeem the 5% Convertible Debentures, then it is obligated to issue to the holders thereof warrants to purchase 175,000 shares of Common Stock at an exercise price of $6.00 per share (the "Debenture Warrants"). No Debenture Warrants are outstanding and such warrants will be issued only if the 5% Convertible Debentures are redeemed by the Company, at its option. In August 1998, the Company completed a private placement of 209,091 shares of 5% Cumulative Convertible Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), at a price of $5.50 per share, and warrants to purchase 52,273 shares of Common Stock at an exercise price of $6.00 per share (the "Series B Warrants"). The Company received $1.15 million in gross proceeds from such offering. See "Description of Securities."

     The Company was incorporated in Delaware on October 5, 1993 by Steven A. Rogers, its founder, Vice President of Engineering and Chief Technology Officer. The Company's executive offices are located at 50 International Drive, Portsmouth, New Hampshire, 03801. The Company's telephone number is (603) 334-6700.

RECENT DEVELOPMENTS

     To date, the Company has not generated substantial revenues from the sale of its products and services. The Company did not earn any revenues from the sale of products or services during 1997, and recognized only $110,505 in revenues from the sale of products during the first half of 1998. The Company currently expects that it will recognize operating revenues in the second half of 1998, but is unable to predict when such revenues will be recognized or the amount that will be recognized, which will depend on customer acceptance of products shipped to date and certain other factors, including the timing of customer payments, which are beyond the control of the Company. In addition, the Company expects to continue to incur substantial operating expenses in the future to support its product development efforts, enhance its sales and marketing capabilities and organization and for other selling, general and administrative expenses. Through June 30, 1998, the Company had cumulative losses since inception of approximately $29.1 million. The Company expects to incur additional operating losses for the foreseeable future, and does not expect that its products will achieve initial customer acceptance until, at the earliest, the fourth quarter of 1998. The Company's results of operations may vary significantly from quarter to quarter during the period of product introduction and initial sales.

     The Company has experienced delays in completing product development. The Company shipped the first VidPhone(R) systems in the fourth quarter of 1997 and shipments continued during the first quarter of 1998. However, the products shipped did not achieve complete customer functionality, and the Company has continued to work on product functionality and enhancements. During late July and early August 1998, at the request of the Company, 27 VidPhone(R) systems were returned to the Company by a reseller for upgrade, and the reseller's order was cancelled at its request. On August 13, 1998, the Company announced the introduction of Release 1.4, which added additional features to the VidPhone(R) system, including ISDN and ATM wide area connectivity. Release 1.4 is being installed at strategic partner and evaluation customer sites for resale and internal use. The Company is in the process of upgrading all of the VidPhone(R) systems manufactured to date and the upgraded switches will be returned to inventory. The Company will pay the costs of the upgrade.

     In July 1998, the Company implemented new cash-management practices in an effort to reduce corporate expenses. On July 1, 1998, the Company significantly reduced its personnel to 88 from approximately 130, and closed its Northern Virginia sales office. To date, the Company has financed operations principally through public and private sales of debt and equity, including the private placement in July 1998 of the 5% Convertible Debentures, $625,000 of which was purchased by certain directors, executive officers and other affiliates of the Company. The Company believes that its existing resources will be sufficient to fund operations through October 1998 and is seeking additional sources of debt or equity financing.

     The Company also announced in July 1998 that James F. Bunker has been elected President and Chief Executive Officer of the Company. Mr. Bunker is an experienced industry executive who has driven successful corporate turnarounds at several technology companies including General Instrument and M/A-COM. Mr. Steven A. Rogers, who is the founder of the Company and its former President and CEO, was elected as the Company's Chief Technology Officer and Vice President of Engineering, as the Company continues to focus on product development and meeting customer expectations regarding functionality.

     Objective Communications(R), VidPhone(R) and TeleDraw(R) are registered trademarks of the Company and ObjectiveView(TM), TeleShare(TM), TeleWord(TM) and VidModem(TM) are trademarks of the Company. This Prospectus also contains trademarks and trade names of other companies.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. Prospective purchasers of the Common Stock offered hereby should carefully review the following risk factors as well as other information set forth in this Prospectus. The risks described below and elsewhere in this Prospectus are not intended to be an exhaustive list of the general or specific risks involved, but merely identify certain risks that are now foreseen by the Company.

LIMITED OPERATING HISTORY; ABSENCE OF OPERATING REVENUES

     The Company was incorporated in October 1993 and has a limited operating history. The Company's operations prior to 1998 related primarily to organizational activities, including research and development, the development of its initial products, recruiting management and technical personnel, and raising capital. During 1998, the Company has continued to focus on product development and enhancing its sales and marketing capabilities, while continuing to recruit management and technical personnel, particularly to support its sales and marketing efforts. The VidPhone(R) system has been offered for sale to customers only since July of 1997, and limited deliveries of the VidPhone(R) system have been made to date. In November 1997, the Company shipped its first VidPhone(R) system, fulfilling part of an outstanding purchase order from a reseller, and continued commercial production and installation of the initial VidPhone(R) systems in the first quarter of 1998. To date, the Company has recognized revenue from the sale of only two VidPhone(R) systems. The Company does not currently have any additional orders for the VidPhone(R) system and cannot predict when and in what quantities such orders, if any, will be made.

     The Company has not generated substantial revenues from the sale of the VidPhone(R) system or its components. The Company did not earn any revenues from the sale of products or services during 1997, and recognized only $110,505 in revenues from the sale of products during the first half of 1998. The Company currently expects that it will recognize operating revenues in the second half of 1998, but is unable to predict when such revenues will be recognized or the amount that will be recognized, which will depend on customer acceptance of products shipped to date and certain other factors, including the timing of customer payments, which are beyond the control of the Company. The Company's business strategy is to sell its products, particularly the VidPhone(R) system, to resellers and end-users and intends to continue to devote substantially all of its efforts to product development, production, sales and support of the VidPhone(R) system. The Company's business and its growth may continue to be subject to expenses, delays and risks inherent in the establishment of a new business enterprise, including limited capital, delays in product development, cost overruns and uncertain market acceptance. There can be no assurance that the Company will succeed in addressing any or all of these risks and the failure to do so would have a material adverse effect on the Company's business, financial condition and operating results.

LACK OF LIQUIDITY; NEED FOR ADDITIONAL FINANCING

     The Company anticipates that its existing financial resources will be sufficient to continue to fund its operating and capital requirements through October 1998. The Company does not expect to generate substantial cash from operations during this period. Cash flows from operations are not currently expected to be sufficient to fund the Company's operations until at least the latter half of 1999. Management anticipates that the Company will continue to experience negative cash flows from operations for the foreseeable future until its products achieve commercial acceptance. As reflected in the financial statements of the Company for the year ended December 31, 1997, and the report of the Company's independent accountants thereon, the Company has suffered recurring losses from operations and has a working capital and an accumulated deficit that raise doubt about its ability to continue as a going concern. As a result of the Company's recurring losses and current cash position, the Company is currently pursuing additional sources of debt and equity financing. The Company has required substantial funding through debt and equity financings since its inception and, historically, has been successful in obtaining debt and equity financing from unaffiliated third parties. However, the Company does not currently have any commitments for debt or equity financing and accordingly, there can be no assurance that it will be successful in its efforts to secure additional financing on terms acceptable to the Company, or at all.

     Changes in the market in which the Company operates, in the Company's business, or in its business plan could affect the Company's capital requirements. These changes could create the need to raise additional moneys earlier than expected in order to fund its operations or expansion, to develop new or enhanced products or to respond to competitive pressures. The Company's future capital requirements will depend on many factors, including the cost of manufacturing and marketing activities, its ability to market its products successfully, the size of its research and development programs, the length of time required to collect accounts receivable, and competing technological and market developments. If the Company were to raise additional funds through the issuance of equity or convertible debt securities, stockholders could experience substantial dilution and such securities could have rights, preferences and privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that the Company will be able to raise required funds, or that any such funds will be available on terms favorable to, or acceptable to, the Company. The lack of availability of adequate funds, or the lack of availability of funds on terms acceptable to the Company, would have a material adverse effect on the Company's business, financial condition and operating results.

LOSSES SINCE INCEPTION; ACCUMULATED DEFICIT; EXPECTATION OF CONTINUING LOSSES

     To date, the Company has incurred substantial losses from operations and had an accumulated deficit of approximately $29.1 million through June 30, 1998. As a result of recurring losses from operations, negative cash flows from operations and the accumulated deficit, the report of the independent accountants on the Financial Statements of the Company contains an explanatory paragraph related to the Company's ability to continue as a going concern. The Company is currently pursuing additional debt and equity financing alternatives. The Company has required substantial funding through debt and equity financings since its inception and, historically, has been successful in obtaining debt and equity financing from unaffiliated third parties. However, the Company does not currently have any commitments for debt or equity financing and accordingly, there can be no assurance that it will be successful in its efforts to secure additional financing on terms acceptable to the Company, or at all.

     The Company expects to continue to incur operating losses until the Company's products achieve commercial acceptance. Most of the revenues earned by the Company from its inception through December 31, 1997 were generated by consulting services provided by the Company, not by its primary business. The Company has not generated substantial revenues to date from sales of its products, including the VidPhone(R) system and did not recognize any revenues during the year ended December 31, 1997. The Company recognized only $110,505 in revenues from the sale of products during the first half of 1998. The Company's ability to recognize operating revenues in the future will depend on a number of factors, including customer acceptance of products shipped and installed to date, the Company's ability to generate new sales of products and secure customer acceptance, and the timing of customer payments, certain of which are beyond the control of the Company.

EFFECT OF CONVERSION OF THE 5% CONVERTIBLE DEBENTURES; OFFERING OF CONVERSION SHARES

     Offering of Conversion Shares; Potential Dilution. The Company has filed with the Commission a registration statement to register for resale up to 921,242 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the 5% Convertible Debentures and upon exercise of the Debenture Warrants, if any such warrants are issued. Accordingly, simultaneously with this Offering of Shares, certain other stockholders may be offering and selling up to 921,242 shares of Common Stock of the Company. The offering and sale of such shares could have an adverse effect on the market price of the Common Stock in the public market.

     The exact number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures depends on the conversion price in effect at the time of the conversion. Because the conversion price is equal to the lesser of (i) a fixed conversion price of $10.87 per share (the "Fixed Conversion Price"), or
(ii) a floating conversion price equal to the average of the three lowest closing prices of the Common Stock over the twelve trading days preceding the date of conversion (the "Floating Conversion Price"), the number of shares issuable upon such conversion will vary inversely with the market price of the Common Stock.

Holders of the Common Stock will be diluted by any issuances of Common Stock upon conversion of the 5% Convertible Debentures and may be substantially diluted depending upon the market price of the Common Stock. See "Description of Securities -- 5% Cumulative Convertible Debentures due 2003."

     $2.5 million aggregate principal amount of 5% Convertible Debentures first become convertible on October 6, 1998, and the remaining $625,000 aggregate principal amount of 5% Convertible Debentures first become convertible on January 5, 1999. Subject to certain conditions, the Company has the right to redeem the 5% Convertible Debentures during the period preceding the first date upon which such debentures can be converted, at a redemption price equal to 110% of the face value. If the Company exercises its right to redeem the 5% Convertible Debentures, then it is obligated to issue to the holders thereof the Debenture Warrants. As noted above, the exact number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures cannot currently be determined and will vary inversely with the market price of the Common Stock. The extent to which the current holders of the Common Stock will be diluted by issuances of Common Stock upon conversion of the 5% Convertible Debentures will depend on a number of factors, including without limitation the future market price of the Common Stock and the timing of conversion of the 5% Convertible Debentures. The potential effects of any such dilution on the existing stockholders of the Company include the significant diminution of the current stockholders' economic and voting interests in the Company. In addition, pursuant to the terms of the Subscription Agreements relating to the 5% Convertible Debentures and depending upon the conversion price, the Company may be required to register additional shares of Common Stock to cover conversion of the 5% Convertible Debentures. The registration and sale of such additional shares of Common Stock of the Company or the prospect thereof could have a material adverse effect on the market price of the Common Stock.

     Potential Liquidated Damages Claims. Pursuant to the Subscription Agreements relating to the issuance of the 5% Convertible Debentures and the Registration Rights Agreements by and between the Company and the holders of the 5% Convertible Debentures, the Company has agreed to use its best efforts to have the registration statement of which this Prospectus constitutes a part declared effective by October 6, 1998, or if the registration statement is subject to review by the Commission, as soon as possible thereafter and in any event by October 28, 1998. If the registration statement is not declared effective within such time, then in addition to other rights of the holders, the Company will be required to make a cash payment to the holders of the 5% Convertible Debentures equal to 2% of the stated value of the 5% Convertible Debentures (as defined in the debentures), in cash, for each 30-day period after such period that such registration statement is not effective (which payment shall be pro-rated for any period of less than 30 days). In addition to the foregoing, if after December 27, 1998, the registration statement has not been declared effective, then upon demand of any holder of the 5% Convertible Debentures, the Company shall redeem all or any specified portion of the debentures held by such holder at a redemption price equal to 130% of the sum of
(x) the principal amount thereof, plus (y) accrued but unpaid interest thereon. The Company cannot predict when the registration statement will be declared effective by the Commission, which will depend on a number of factors many of which are beyond the control of the Company. The payment to the holders of the 5% Convertible Debentures of the cash penalty described above, or the obligation to redeem the 5% Convertible Debentures at 130% of the principal amount thereof, plus accrued interest, would have a material adverse effect on the Company's business, financial condition and future prospects.

DEVELOPMENT OF NEW PRODUCTS; INDUSTRY ACCEPTANCE

     Because of the technological complexity of its products, the Company may experience delays from time to time in completing the development of existing and introducing new or enhanced products. The inability of the Company to complete product development, respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render the Company's services less desirable or obsolete would have a material adverse effect on the Company's business, financial condition and operating results. The Company has completed initial development and production of the basic VidPhone(R) system, but continues to develop system enhancements and new product functions. VidPhone(R) systems also are being used as demonstration units to support sales and marketing initiatives. However, the VidPhone(R) system is newly introduced and has not yet achieved customer acceptance. There can be no assurance that the Company will be successful in achieving customer and commercial acceptance of the VidPhone(R) system, or that its development initiatives will be successful. The failure of the Company to achieve success in such initiatives would have a material adverse effect on the Company's business, financial condition and operating results. The Company's ability to design, develop, test, introduce and support new products that meet changing customer needs and that respond to technological developments and emerging industry standards is crucial to the Company's success. The Company's products incorporate certain technical standards, and current and future sales of the Company's products will depend on industry acceptance of such standards. While the Company has developed the VidPhone(R) system to be compatible with the standards currently promulgated by leading industry participants and groups, widespread adoption of a proprietary or closed standard could preclude market acceptance of the Company's products. There can be no assurance that the Company will be successful in developing and introducing its proposed products or new products that meet changing customer needs and in responding to technological changes or evolving industry standards in a timely manner, or at all. Furthermore, there can be no assurance that the standards upon which the Company's products are or will be based will be accepted by the industry or that products or technologies developed by others will not render the Company's products or services uncompetitive or obsolete.

RISKS OF DISTRIBUTION; RELIANCE ON THIRD-PARTY RESELLERS

     The Company's distribution strategy is to establish relationships with major resellers of telephony products. Because these distributors generally have large, captive customer bases, the Company believes that they will be able to resell VidPhone(R) systems in large volume, without competing with one another. However, to date the Company has arrangements with only 13 resellers. In July 1997, the Company entered into a one-year agreement with Sprint pursuant to which Sprint has agreed to use commercially reasonable efforts to resell the Company's video networking products worldwide. In July 1998, this agreement was renewed for one year. The Company also has an arrangement with Bell Atlantic pursuant to which Bell Atlantic will offer the Company's products to customers under certain telecommunications contracts that Bell Atlantic has with the DOD and related contracting agencies. Additionally, the Company has a memorandum of understanding with Unisys, expiring in September 1998, under which Unisys is testing and evaluating the Company's products for marketing and resale by Unisys internationally. The Company currently anticipates that Unisys will enter into a reseller agreement with the Company, but there can be no assurance that an agreement with Unisys will be reached. The Company has sold only a limited number of VidPhone(R) system components under such reseller arrangements, and to date has recognized minimal revenues from such sales. The Company does not currently have any additional orders for VidPhone(R) systems. The process of developing and maintaining reseller relationships is complex, and there can be no assurance that the Company will be able to maintain existing relationships or establish relationships with other major resellers of telephony products. Further, there can be no assurance that the resellers of telephony products with which the Company contracts will be successful in marketing and reselling the Company's products, maintaining their customer bases, or competing with other resellers.

     A significant portion of the Company's future revenues is expected to be attributable to sales to third-party resellers, particularly telephone product and service providers. The Company's future performance will depend to a significant degree upon the extent to which these resellers incorporate the Company's products and services as part of their product and service offerings to end users and succeed in marketing and reselling the Company's products. The failure of these resellers to succeed in the marketplace, or the failure of the Company's products to perform favorably in and become an accepted component of the product and service offerings of resellers, will have a material adverse effect on the Company's business, financial condition and operating results.

DEPENDENCE ON EMERGING MARKET FOR VIDEO APPLICATIONS TECHNOLOGY

     The market for video communications products is at an early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand for and market acceptance of recently introduced products and services are subject to a high level of uncertainty. While the number of businesses utilizing video applications has grown, the video applications market has thus far not developed as rapidly as predicted by some and it is not known whether this market will continue to develop such that sufficient demand for the Company's products and services will emerge and become sustainable. The Company expects that substantially all of its future revenues will be derived from sales of the VidPhone(R) system and related software sales and customer service to businesses or government organizations. However, as of December 31, 1997, the Company had not recognized any revenues from sales of the VidPhone(R) system, and recognized only $110,505 in operating revenues during the six months ended June 30, 1998. There can be no assurance the Company will be successful in its efforts to market and sell its products and services. Further, corporations or government agencies that have already invested substantial resources in video conferencing systems may be resistant to or slow to adopt a new suite of products. If the market for video applications fails to develop or develops more slowly than expected, or if the Company's products, in particular the VidPhone(R) system, do not achieve acceptance by a significant number of businesses and government organizations, the Company's business, financial condition and operating results will be materially and adversely affected.

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     The Company's success will depend, in part, on its ability to protect the hardware and software products that it develops with patents, licenses and other intellectual property rights. Toward that end, the Company intends to continue to seek patents, trademarks and copyrights on certain of its inventions and proprietary processes. The Company relies in part on trademark, copyright and trade secret law to protect its intellectual property in the U.S. and abroad. The degree of protection provided by patents is uncertain and involves complex legal and factual questions for which important legal principles are largely unresolved.

     Part of the Company's proprietary VidPhone(R) system technology is covered by a U.S. patent (No. 5,621,455) issued in April 1997, which relates to a method and apparatus for transmitting video information over telephone wires. Corresponding foreign patent applications on the VidPhone(R) system technology are pending in China, Canada, Mexico, Europe, Japan and Taiwan. Additionally, variations of the basic VidPhone(R) system technology are covered by a U.S. patent (No. 5,786,844) issued in July 1998. The Company is also currently prosecuting a patent application covering the VidPhone(R) system's networking and switching technology. The Company cannot currently predict when it will receive a dispositive ruling from the U.S. Patent and Trademark Office concerning this patent application. The Company is in the process of preparing additional U.S. patent applications directed to various improvements in the field of video conferencing. The Company expects to file approximately six to nine new U.S. patent applications in 1998 covering these improvements, but it does not expect to receive any notice from the U.S. Patent and Trademark Office for at least one year after filing. The Company also has registered its trademarks Objective Communications(R), VidPhone(R) and TeleDraw(R) and the registration for the trademark for VidModem(TM) is pending.

     The process of seeking patent and trademark protection can be long and expensive, and there can be no assurance that patents and trademarks will issue from currently pending or future applications or that any patents or trademarks that are issued will be of sufficient scope to provide meaningful protection or any commercial advantage to the Company. In the future, the Company may receive communications alleging possible infringement of patents or other intellectual property rights of others, although it is not presently aware of any basis for such claims. Litigation, which could result in substantial cost to and diversion of efforts by the Company, might be necessary to enforce patents or other intellectual property rights owned by the Company or to determine the scope and validity of other parties' proprietary rights. The failure to obtain necessary patents, licenses or other rights or involvement in litigation arising from infringement claims could have a material adverse effect on the Company.

     A number of companies have developed technologies, filed patent applications or received patents on technologies that may be related to, or competitive with, the Company's technologies. Many of these entities are larger and have significantly greater resources than the Company. Given the rapid development of technology in the telecommunications industry, there also can be no assurance that the Company's existing or future products do not or will not infringe upon the existing or future proprietary rights of others. Any such infringement could have a material adverse effect on the Company's business, financial condition and operating results.

LIMITED MARKETING EXPERIENCE; NEED TO ESTABLISH PARTNERING RELATIONSHIPS; NEED FOR ADDITIONAL PERSONNEL

     As of August 31, 1998, the Company had only 11 full-time sales and marketing employees. It will have to further develop its sales and marketing force to establish distribution channels to resellers, collaborators, licensees and others. The Company's ability to build its customer base and achieve market acceptance will depend on its ability to establish an effective internal sales organization and establish strategic marketing relationships with third-party distributors. There can be no assurance, however, that the Company will be able to create awareness of, and demand for, its products through its marketing efforts. The failure by the Company to develop its marketing capabilities, internally or through distributors and resellers, would have a material adverse effect on the Company's business, financial condition and operating results. Further, there can be no assurance that the development of such marketing capabilities will lead to sales of the Company's products and services or proposed products and services. In the event that the Company is able to enter into satisfactory distribution arrangements with third parties, it is anticipated that the Company will be largely dependent upon the third parties' marketing efforts for the foreseeable future. While the Company believes that such third-party distribution arrangements will enable it to lower its marketing costs and expenses, the Company's revenues under such arrangements will be lower than they would be if the Company directly marketed the VidPhone(R) system.

     The success of the Company will depend on its ability to hire, train and retain additional qualified sales and marketing personnel. The Company will compete with other companies with greater financial and other resources to attract such qualified personnel. There can be no assurance that the Company will be able to hire personnel to support the Company's sales and marketing efforts.

RISKS ASSOCIATED WITH RAPID GROWTH AND WITH THE COMPANY'S BUSINESS PLAN AND STRATEGY

     Execution of the Company's business plan and strategy could place significant strain on its limited management, administrative, operational, financial and other resources. There can be no assurance that the Company will be able to implement its strategy or manage its operations successfully. The inability of the Company to manage its growth would have a material adverse effect on the Company's business, financial condition and operating results.

     The Company has formulated its business plan and strategy based upon certain assumptions of management regarding the size of the video communications market and the estimated price of and level of acceptance of the Company's products and services. There can be no assurance that these assumptions will prove to be correct. Any future success of the Company will depend upon many factors, including: technological advances and product obsolescence; levels of competition, including the entry into the market of additional competitors and increased success by existing competitors; changes in general economic conditions; increases in operating costs including costs of production, supplies, personnel or equipment; changes in requirements and regulations promulgated by the Federal Communications Commission (the "FCC") or other applicable U.S. federal and state regulatory authorities; and reduced margins caused by competitive pressures and other factors.

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING

     The Company entered into a manufacturing agreement in February 1998 with Sanmina Corporation to outsource the manufacture and assembly of components used in its VidPhone(R) system. Several other manufacturers are producing smaller sub-assemblies and components for the Company pursuant to arrangements that the Company enters into on a per-project basis. There can be no assurance that the Company will be able to continue to negotiate acceptable arrangements with such manufacturers, or, if negotiated, that such arrangements will be on terms and conditions favorable to the Company. Any difficulties encountered with third-party manufacturers could result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis, which could have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

     The market for the Company's products and services is new, highly competitive and rapidly evolving. The Company's principal competitors in the video conferencing market are PictureTel Corporation, VTEL Corp.,

Intel, and Polycom. The Company believes that PictureTel currently has the largest market share in both the group video conferencing and desktop segments of the video conferencing market. In addition, in the market for desktop video conferencing, the Company also expects to compete with Multi Media Access Corporation ("MMAC") and First Virtual, each of which is a relatively new market entrant focusing on enterprise video networking. The Company also believes that other entrants will continue to emerge in this market. Competitors in the video broadcast market include cable television and direct satellite broadcast system providers. The Company is not aware of any current significant competitors in the video retrieval market. The Company competes with each of the companies listed above and also expects to compete with new market entrants. Most of the companies with which the Company will compete have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will have the financial resources, technical expertise or manufacturing, marketing, distribution and support capabilities to compete successfully against such competitors.

     Furthermore, there can be no assurance that other companies will not develop technologies such as those offered by the Company, technologies superior to the Company's or alternative capabilities which meet the same needs of customers. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes. In addition, there can be no assurance that the effect of competitive pressures will not change the demand for, or pricing of, the Company's products and services. To the extent that competitors achieve performance, price or other selling advantages, the Company's business, financial condition and operating results would be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent upon the continued efforts and abilities of its key managerial and technical personnel, particularly Mr. James F. Bunker, President and Chief Executive Officer, and Mr. Steven A. Rogers, the Company's founder and Chief Technology Officer. The loss of the services of Mr. Bunker, Mr. Rogers or any of the Company's other key management or technical personnel would have a material adverse effect on the Company. The Company currently has an employment and non-competition agreement with Mr. Bunker and Mr. Rogers, and has a key person life insurance policy on Mr. Rogers. However, the Company does not currently have any employment agreements with, or key person insurance policies on, any of its other executive officers, key employees or consultants. In order to support its anticipated growth, the Company will need to recruit, hire, train and retain additional qualified personnel. The competition for qualified technical and management personnel is intense and there can be no assurance that the Company will be able to attract or retain qualified personnel in the future. The Company is dependent upon its ability to retain and motivate highly qualified personnel, especially its existing senior management and technical personnel. The inability of the Company to retain its existing or attract and retain additional personnel could have a material adverse effect on the Company. The Company completed the relocation of its headquarters to Portsmouth, New Hampshire, north of Boston, Massachusetts, in late 1997. Portsmouth, New Hampshire is an area with a high concentration of technology companies and technology professionals, from which the Company expects to be able to recruit additional employees. However, there can be no assurance that the Company will be able to hire or retain qualified personnel.

FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may vary significantly from quarter to quarter or year to year, depending on factors such as the timing of product development, the timing of increased research and development, the timing of sales and marketing expenses, the timing and size of orders and the introduction of new products by the Company. Consequently, revenues or profits may vary significantly from quarter to quarter or year to year, and revenues or profits in any period will not necessarily be predictive of results in subsequent periods. A significant portion of the Company's revenues in any quarter may be derived from a limited number of large, non-recurring product sales, which may cause significant variations in quarterly revenues. The Company also believes that the purchase of its products is relatively discretionary and declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's products.

GOVERNMENT REGULATION

     The VidPhone(R) switch component of the Company's VidPhone(R) system and the VidModem(TM) are required to comply with certain regulations promulgated by the FCC under Parts 2, 15 and 68 of the FCC's regulations, which relate to radio frequency devices and to terminal equipment that is connected to the public switched telephone network ("PSTN"). Pursuant to Part 15 of the FCC's regulations, the Company has determined that the VidModem(TM) is an unintentional radiator that constitutes a Class A digital device that may be operated without an individual license. Under Parts 2 and 15 of the FCC's regulations, the Company will be required to follow a verification procedure consisting of a self-certification by the Company that the radio frequency device complies with applicable Part 15 regulations. The Company has already had the VidModem(TM) formally tested by a qualified, independent testing facility, and it was found to comply with such regulatory requirements. Under Part 2 of the FCC's regulations, the Company has the option of ensuring compliance with the applicable technical specifications at the location of a business end-user after installation. Pursuant to Part 68 of the FCC's regulations, the Company will need to obtain equipment registration from the FCC for certain VidPhone(R) system components that are connected to the PSTN. The majority of the Company's products will not involve connection to the PSTN. For those applications requiring connection to the PSTN, the Company will be required to register the VidPhone(R) switch as terminal equipment under Part 68 of the FCC's regulations. The Company has filed an application under Part 68 and has received the requisite equipment registration. Although the Company has designed its initial line of products to conform with all applicable guidelines and regulations, there can be no assurance that the Company's products will actually meet such requirements, or that the Company will be able to obtain and maintain in effect all necessary FCC or other governmental approvals required to permit the Company to market its products. Additionally, there can be no assurance that future governmental regulations will not adversely affect the Company's products or technology.

CONTROL BY EXISTING STOCKHOLDERS

     Following completion of the Offering, Mr. Steven A. Rogers will beneficially own, and the directors and executive officers of the Company will beneficially own in the aggregate, 15.2% and 30.8%, respectively, of the outstanding shares of Common Stock. As a result of such ownership, Mr. Rogers, acting individually, and such holders, if they act in concert, will be able to exert significant influence in the election of the Company's Board of Directors and the determination of all other matters requiring approval by the stockholders of the Company.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

     Pursuant to agreements with the Company or Mr. Steven A. Rogers, three parties have the right to designate one nominee each for election as a member of the Board of Directors. To the extent that such contractual rights are exercised, such stockholders may be able to exercise substantial influence over decisions of the Company's Board of Directors and the Company's business.

POSSIBILITY OF NASDAQ DELISTING

     The Company's Common Stock currently is quoted on the Nasdaq National Market. The continued quotation of the Company's Common Stock on the Nasdaq National Market is conditioned upon the Company maintaining certain asset, capitalization or income tests and stock price tests established by The Nasdaq Stock Market, Inc. To maintain eligibility for continued quotation on the Nasdaq National Market, the Company is required to maintain either (i) net tangible assets in excess of $4.0 million and a bid price of at least $1.00 per share or
(ii) a market capitalization of at least $50.0 million or total assets and total revenues of $50.0 million each, and a bid price of at least $5.00 per share. The Company believes that it will continue to meet these tests set forth by Nasdaq. If the Company fails any of the applicable tests, the Common Stock may be delisted from quotation on such system. The effects of delisting include the limited release of the market prices of the Company's securities and limited news coverage of the Company. Delisting may restrict investors' interest in the Common Stock and materially and adversely affect the trading market and prices for the Common Stock and the Company's ability to issue additional securities or to secure additional financing.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of Common Stock following the Offering could adversely affect the market price of the Common Stock. Currently, the Company has 5,741,035 shares of Common Stock outstanding. Upon the completion of the Offering, assuming the Bridge Warrants, the Series A Warrants and the Barington Option are exercised and without giving effect to conversion of the 5% Convertible Debentures, conversion of the Series B Preferred Stock, or exercise of outstanding options or warrants (other than as set forth above), as of the date of this Prospectus the Company would have 6,311,660 shares of Common Stock outstanding. Of such shares, 4,381,606 shares of Common Stock, consisting of (i) the 1,060,600 shares sold or saleable pursuant to this Offering (the "Bridge Shares") by the holders thereof, (ii) the 1,000,000 shares sold in the Follow-On Offering, (iii) the 2,070,000 shares sold in the Initial Offering, (iv) the 181,606 shares previously resold in reliance on Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), and (v) the 69,400 shares of Common Stock sold by selling stockholders pursuant to an effective registration statement will be freely transferable without restriction by persons other than "affiliates" of the Company, subject to certain lock up restrictions. The remaining 1,930,054 shares of Common Stock are "restricted securities" under Rule 144 and may not be sold other than in accordance with Rule 144, or pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirement. In addition, up to 746,242 shares registered for offering and resale by the holders thereof pursuant to a registration statement on Form S-3 filed by the Company in September 1998 to permit resale of such shares by the holders thereof, the 175,000 shares of Common Stock issuable upon exercise of the Debenture Warrants if any such warrants are issued and the 261,364 shares of Common Stock underlying the Series B Preferred Stock and the Series B Warrants will be transferable without restriction by persons other than "affiliates" of the Company, subject to certain lock-up arrangements with Barington. The Debenture Warrants have not been issued and will not be issued unless the 5% Convertible Debentures are redeemed by the Company pursuant to the terms of such debentures. The holders of 2,068,206 shares of Common Stock (including the 1,060,600 Shares offered and sold in this Offering, the 261,364 shares of Common Stock underlying the Series B Preferred Stock, the Series B Warrants and the 746,242 shares of Common Stock issuable upon conversion of the 5% Convertible Debentures) also have certain registration rights.

     Of the shares of Common Stock outstanding upon completion of the Offering, 1,010,238 shares of Common Stock available for sale in the public market are limited by restrictions under lock-up agreements entered into with Barington in connection with the Initial Offering. Under these agreements, the holders of such shares of Common Stock have agreed not to sell or otherwise dispose of any of their shares of Common Stock until April 8, 1999, without the prior written consent of Barington and NationsBanc Montgomery Securities, subject to certain limited exceptions. Sales of substantial amounts of the Common Stock in the public market, whether by purchasers in the Offering or other stockholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock.

EFFECT OF OPTIONS AND WARRANTS ON STOCK PRICE

     The Company has reserved (i) 300,000 shares of Common Stock for issuance to key employees, officers and consultants upon the exercise of options granted under the 1994 Stock Option Plan, (ii) 1,447,690 shares of Common Stock for issuance to directors, executive officers and key employees upon the exercise of options granted or to be granted under the 1996 Stock Incentive Plan, (iii) 190,000 shares of Common Stock for issuance upon the exercise of options granted to certain directors of the Company, (iv) 125,000 shares of Common Stock for issuance upon the exercise of an option granted to Barington in December 1997,
(v) 1,207,660 shares of Common Stock for issuance upon conversion of the 5% Convertible Debentures (two times the number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures at the time of issuance) and exercise of the Debenture Warrants, and (vi) 261,364 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock and exercise of the Series B Warrants. In addition, the Company also has reserved 912,332 shares of Common Stock for issuance upon exercise of other outstanding warrants and options. In addition to the shares of Common Stock registered for resale in this Offering, the Company has filed a registration statement to register for resale by holders thereof up to

746,242 shares of Common Stock issuable by the Company upon conversion of the 5% Convertible Debentures and the 175,000 shares of Common Stock issuable upon exercise of the Debenture Warrants. The Debenture Warrants have not been issued and will not be issued unless the Company redeems the 5% Convertible Debentures pursuant to the terms of such debentures. Shares of Common Stock issuable upon the exercise of outstanding warrants, outstanding options, options that may be issued in the future under the Company's 1996 Stock Incentive Plan, and options granted to directors could hinder future financings. In addition, certain holders of such securities have certain registration rights, and the sale of shares of Common Stock upon exercise of such rights or the availability of such shares for sale could adversely affect the market price of the Common Stock.

VOLATILITY OF STOCK PRICE

     The market price of the shares of the Company's Common Stock has been and may in the future be highly volatile. Factors such as operating results, announcements by the Company or its competitors concerning products, patents and technology, governmental regulatory actions, events affecting technology companies generally and general market conditions may have a significant impact on the market price of the Common Stock and could cause it to fluctuate substantially. In addition, stock markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations could adversely affect the market price of the Common Stock. Further, there will be a relatively small number of shares of Common Stock trading publicly following the Offering. Accordingly, stockholders may experience difficulty selling or otherwise disposing of shares of Common Stock at favorable prices, or at all.

LIMITATION ON UTILIZATION OF INCOME TAX LOSS CARRYFORWARDS

     Based on the equity transactions consummated by the Company during 1996 and early 1997, the Company may have undergone an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 382 of the Code, upon undergoing an ownership change, the Company's right to use its then existing income tax loss carryforwards as of the date of the ownership change is limited during each future year to a percentage of the fair market value of the Company's outstanding capital stock immediately before the ownership change. The Company expects that its ability to utilize its net operating loss carryforwards to offset future taxable income will be limited annually in the future. The Company has a full valuation allowance against its net deferred tax asset.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND THE DELAWARE GENERAL
CORPORATION LAW

     The Company is subject to certain anti-takeover provisions of the General Corporation Law of the State of Delaware (the "GCL"), which could have the effect of discouraging, delaying or preventing a change in control of the Company. In addition, the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of the Company. Such provisions include a provision in the Certificate of Incorporation which grants to the Board of Directors the authority to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each such series without further stockholder action. The issuance in the future of any such preferred stock could have the effect of diluting the purchasers of the Common Stock offered hereby, discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such an acquisition.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides for the indemnification of the Company's directors and officers to the fullest extent permitted under the GCL. As permitted by the GCL, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or violation of law; (iii) for acts or omissions relating to prohibited dividends or distributions or the purchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company also has obtained directors' and officers' liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the 1,060,600 Shares of Common Stock, which are being offered for sale by the Selling Stockholders for their own account, except that the Selling Stockholders will be obligated to pay the Company and the Company will receive the exercise price payable upon the exercise of the outstanding but unexercised Bridge Warrants, the Series A Warrants and the Barington Option, if any such warrants or option are exercised. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information provided to the Company by each Selling Stockholder regarding the beneficial ownership of shares of Common Stock by each Selling Stockholder as of August 31, 1998. Unless otherwise noted, each stockholder named has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

                                                                                    BENEFICIAL OWNERSHIP
                                                                                    AFTER THE OFFERING(1)
                                                                       NUMBER OF    ---------------------
                                                  NUMBER                 SHARES       NUMBER
                                                 OF SHARES   PERCENT   BEING SOLD   OF SHARES    PERCENT
                                                 ---------   -------   ----------   ----------   --------
Applewood Associates, L.P.(2)..................   368,100      5.8%     368,100           --         *%
Princeton Venture Research, Inc.(3)............   584,161      9.2      300,000      284,161       4.5
Leonard Adams(4)...............................     3,125        *        3,125           --         *
Louis J. Alimena(5)............................     6,250        *        6,250           --         *
Paul Alter(6)..................................     6,250        *        6,250           --         *
David Babiarz(7)...............................     6,250        *        6,250           --         *
Barington Capital Group, L.P.(8)...............   180,000      2.9      180,000           --         *
Marvin Barish(9)...............................    12,500        *       12,500           --         *
Baron Associates(10)...........................     3,125        *        3,125           --         *
Gerald Benjamin(11)............................     6,250        *        6,250           --         *
New York Urban Professionals Basketball League
  Profit Sharing, John Bykowsky, Trustee(12)...     6,250        *        6,250           --
Dennis J. Drebsky(13)..........................     6,250        *        6,250           --         *
Harry Friedman Living Trust, Harry Friedman,
  Trustee(14)..................................    12,500        *       12,500           --
Sara Hauser(15)................................     6,250        *        6,250           --         *
Arthur Steinberg IRA R/O(16)...................     6,250        *        6,250           --         *
Robert Jacobs IRA R/O(17)......................     6,250        *        6,250           --         *
Robert Steinberg IRA R/O(18)...................     6,250        *        6,250           --         *
David Kohane...................................     6,250        *        6,250           --         *
David Mitchell(19).............................    12,500        *       12,500           --         *
Samuel Musnikow(20)............................     6,250        *        6,250           --         *
Dennis J. Mykytyn(21)..........................     6,250        *        6,250           --         *
Steven Ostner(22)..............................    12,500        *       12,500           --         *
Bruce H. Paul(23)..............................     6,250        *        6,250           --         *
Jerald Politzer(24)............................    12,500        *       12,500           --         *
Linda Saker(25)................................     3,125        *        3,125           --         *
Paul H. Salsgiver(26)..........................    12,500        *       12,500           --         *
Stewart A. Shiman(27)..........................    12,500        *       12,500           --         *
Floyd M. Smith(28).............................     6,250        *        6,250           --         *
C.M. Solomon(29)...............................     3,125        *        3,125           --         *
Gershon H. Stern(30)...........................     6,250        *        6,250           --         *
Jack M. Threadgill(31).........................     6,250        *        6,250           --         *
Steven Yavers(32)..............................     6,250        *        6,250           --         *

---------------

  *  Less than one percent

 (1) Applicable percentage of ownership is based on 6,311,660 shares of Common Stock outstanding as of August 31, 1998 and upon completion of the Offering. The number of shares of Common Stock outstanding as of August 31, 1998 assumes (i) the exercise by the Selling Stockholders of the Bridge Warrants, the Series A Warrants and the Barington Option and the issuance of 570,625 shares of Common Stock upon exercise of such warrants and option and without giving effect to the conversion of the 5% Convertible Debentures, the Series A Warrants, the Series B Preferred Stock or any other outstanding options and warrants. Beneficial ownership is determined in accordance with the rules of the

     Commission. For each beneficial owner, shares of Common Stock subject to options or conversion rights exercisable within sixty days of August 31, 1998 are deemed outstanding.

 (2) Includes 175,000 shares of Common Stock that may be acquired by Applewood upon the exercise of warrants. Applewood is beneficially owned by its four general partners, Barry Rubenstein, Barry Fingerhut, Irwin Lieber and Applewood Capital Corp., and by a number of limited partners. Each of the general partners disclaims beneficial ownership except to the extent of such general partner's equity interest therein.

 (3) Consists of 526,541 shares of Common Stock (250,000 of which were issued upon conversion of the Series A Preferred Stock owned by Princeton Venture Research, Inc. ("PVR") and 50,000 of which are issuable upon exercise of the Series A Warrants), and 57,620 shares of Common Stock that may be acquired by PVR upon the exercise of currently exercisable warrants. Mr. John Torkelsen, a director of the Company, has served as President of PVR since 1984 and President of its affiliate, PVR Securities, Inc. ("PVR Securities") since 1987. PVR Securities acted as the placement agent of the Company in connection with private placements of stock and warrants in June 1995 and August 1996. Pursuant to this Registration Statement, PVR is offering for sale 300,000 shares of Common Stock, 50,000 of which shares are issuable upon exercise of the Series A Warrants.

 (4) Consists of 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

 (5) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

 (6) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

 (7) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

 (8) Consists of 180,000 shares of Common Stock that may be acquired upon exercise of the Barington Option, which was granted by the Company in connection with the Initial Offering. Includes options to acquire 27,000 shares of Common Stock which Cross Connect L.L.C. has the right to acquire under certain conditions. Cross Connect, L.L.C. is not affiliated with Barington, and Barington disclaims beneficial ownership of the 27,000 shares of Common Stock that may be acquired upon exercise of such options.

 (9) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(10) Consists of 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(11) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(12) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(13) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(14) Includes 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(15) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(16) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(17) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(18) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(19) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(20) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(21) Consists of 6,250 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(22) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(23) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(24) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(25) Consists of 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(26) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants. Mr. Salsgiver beneficially owns the shares jointly with his wife, Linda B. Salsgiver and son Paul H. Salsgiver, Jr.

(27) Consists of 12,500 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(28) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants. Mr. Smith beneficially owns the shares jointly with his wife, Ilyse Smith.

(29) Consists of 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(30) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(31) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

(32) Includes 3,125 shares of Common Stock issuable upon the exercise of Bridge Warrants.

     The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

LOCK-UP ARRANGEMENTS

     Subject to the limited exceptions described below, of the Shares being offered in this Offering, Selling Stockholders holding 475,000 Shares have agreed not to offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company until April 8, 1999, without the prior written consent of Barington. Notwithstanding these lock-up arrangements, any stockholder subject to such arrangements may sell up to 30% of his, her or its shares of Common Stock in the event that the last sales price for the Common Stock on the Nasdaq National Market has been at least 200% of the initial public offering price (i.e., $11.00 per share of Common Stock) for a period of twenty consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price.

                   CERTAIN RELATIONSHIPS BETWEEN THE COMPANY
                        AND CERTAIN SELLING STOCKHOLDERS

     Barington Capital Group, L.P. Barington, an investment banking firm, acted as the placement agent of the Company in connection with the private placement of $2.0 million aggregate principal amount of Bridge Notes and Bridge Warrants to purchase 500,000 shares of Common Stock at an exercise price of $3.30 (the "Bridge Financing"). The Bridge Financing was completed in November 1996. As partial compensation for services provided in that offering, Barington received warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $3.30 per share, which warrants were forfeited upon consummation of the Initial Offering. In addition, Barington also received a fee of $200,000 for placement services provided in connection with the Bridge Financing, which fee represented 10% of the gross proceeds raised in the Bridge Financing, and was reimbursed for certain other expenses.

     Barington also acted as the placement agent of the Company in connection with the private placement of 250,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, and Warrants to purchase up to an additional 50,000 shares of Common Stock in December 1996 (the "Series A Warrants") and 250,000 shares of Series A Preferred Stock and Series A Warrants to purchase 50,000 shares of Common Stock in January 1997 for aggregate gross proceeds to the Company of $2.0 million. As compensation for services provided in that private placement, the Company paid Barington a fee of $140,000, which fee represented 7.0% of the gross proceeds raised in the private placement.

     Barington acted as an underwriter of the Follow-On Offering and was the underwriter of the Initial Offering, for which it received underwriting discounts and commissions totaling approximately $1.6 million. In addition, Barington received a non-accountable expense allowance of $341,550, and was issued the Barington Option to acquire 180,000 shares of Common Stock of the Company at the Initial Offering. This Barington Option is exercisable for a period of five years beginning on April 8, 1997 at an exercise price of $9.08 per share of Common Stock.

     In December, 1997 Barington received an option to acquire 125,000 shares of Common Stock at an exercise price of $13.813 per share of Common Stock, the fair market value of the Common Stock on the date of grant. Such option was granted in consideration of business and financial services, including investment banking services and consulting with respect to mergers and acquisitions, to be provided to the Company over a two-year period.

     For a period of five years following the completion of the Initial Offering on April 8, 1997, the Company has agreed to use its best efforts (including the solicitation of proxies, if necessary) to elect one designee of Barington to the Board of Directors of the Company. Marc S. Cooper, Vice Chairman of Barington, has served as a director of the Company since April 1997 and currently is a member of the Executive and Audit Committees of the Board of Directors. Mr. Cooper was elected to the Board pursuant to this agreement.

     In July 1998, the Company issued $3,125,000 aggregate principal amount 5% Convertible Debentures due 2003 pursuant to Subscription Agreements dated as of July 1, 1998, and July 8, 1998. Certain of the subscribers were directors, executive officers and consultants to the Company, including Mr. Marc Cooper, a director of the Company and Vice Chairman of Barington. Mr. Cooper owns $25,000 principal amount of 5% Convertible Debentures. In addition, other principals and employees of Barington beneficially own in the aggregate $50,000 principal amount of 5% Convertible Debentures. In addition, if the Company exercises on January 5, 1998, its right to redeem the $625,000 aggregate principal amount of the 5% Convertible Debentures, the Company is obligated to issue to Mr. Cooper, individually, and all Barington principals and employees in the aggregate (including Mr. Cooper), Debenture Warrants to purchase 5,970 and 17,910 shares of Common Stock of the Company, respectively, at an exercise price of $6.00 per share, and expiring five years from the date of issuance.

     John B. Torkelsen and PVR Securities, Inc. John B. Torkelsen, President of PVR and its affiliate, PVR Securities, Inc. ("PVR Securities"), has served as a director of the Company since March 1996 and is a member of the Nominating Committee of the Board of Directors. PVR Securities acted as the placement agent of the Company in connection with the private placements in June 1995 and August 1996, of 50 units and 19.11 units, respectively, to accredited investors (the "PVR Investors") (the "PVR Offering"). Each unit sold consisted of 5,000 shares of Common Stock and warrants to purchase an additional 5,000 shares of Common Stock at $8.00 per share. In the private placement conducted by PVR Securities, the Company issued 345,536 shares of Common Stock and warrants to acquire 345,536 shares of Common Stock at an exercise price of $8.00 per share. Aggregate gross proceeds to the Company from the offering were $2,073,222.

     As partial compensation for services provided in the private placement, the Company issued to Mr. Torkelsen, President of PVR Securities, warrants to purchase an aggregate of 69,106 shares of Common Stock. Of such warrants, the exercise price for warrants to acquire 34,553 shares of Common Stock was originally $6.60 per share, and the exercise price for warrants to acquire 34,553 shares of Common Stock was originally $8.80 per share (the "PVR Warrants"). In addition, as compensation for financial advisory and other services rendered in connection with the private placement, the Company paid PVR Securities a fee of approximately $150,000.

     Each PVR Investor was also given the opportunity to purchase from Steven A. Rogers, the Chief Executive Officer and President of the Company, 2,500 shares of Common Stock for each unit purchased in the private placement, at a price of $2.00 per share. In connection with such transaction, PVR Investors in the private placement purchased an aggregate of 172,583 shares of Common Stock from Mr. Rogers for aggregate consideration of $345,166.

     As part of the private placement of securities managed by PVR Securities, between May 1995 and May 1996, the Company also issued to certain investors (the "Debt Inducement Investors"), in a private placement, warrants to purchase an aggregate of 102,332 shares of Common Stock at an exercise price of $8.00 per share, in order to induce such investors to extend loans to the Company. These debt transactions were considered by the Company to be part of its overall financing activities during this time period, and were necessary because the equity financing being raised in the PVR Offering was not obtained as quickly as originally contemplated by the Company.

     In January 1997, the Company issued and sold to Acorn Technology Partners, L.P. ("Acorn") 250,000 shares of Series A Preferred Stock, which converted to Common Stock on a one-to-one basis upon the Initial Offering, and warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.00 per share, for aggregate gross proceeds of $1,000,000. Mr. Torkelsen was the President and Manager of the general partner of Acorn. In September 1997, Acorn distributed its holdings of the Company's securities to PVR. PVR served as the investment advisor to Acorn.

     In addition, PVR, a corporation of which Mr. Torkelsen, a director of the Company, serves as the President, loaned the Company an aggregate of $320,000 during 1995. The loan accrued interest at a fixed rate of 7% per annum. As an inducement to PVR to extend the loan to the Company, the Company issued to Mr. Torkelsen warrants to purchase 53,333 shares of Common Stock at an original exercise price of $8.00 per share. In June 1995, PVR converted the outstanding principal amount of and the accrued interest on the loan to Common Stock and warrants. In connection with the loan conversion, Mr. Torkelsen invested an additional $160,000 in the Company. In the loan conversion transaction, the Company issued to Mr. Torkelsen 60,361 shares of Common Stock and warrants to purchase 60,361 shares of Common Stock, to Mrs. Pamela R. Torkelsen 10,000 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock, and to PVR 10,000 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock. All common stock was issued at $6.00 per share, and all warrants to purchase Common Stock were issued with an original exercise price of $8.00 per share.

     In connection with the private placement of equity securities of the Company by PVR Securities, Mr. Torkelsen, a director of the Company, and Mr. Steven A. Rogers, a director and the President and Chief Executive Officer of the Company, entered into an agreement that provides that, for a five-year period beginning December 5, 1995, each of them will vote any shares of Common Stock that he controls for the election to the Board of Directors of an individual nominated by the other and on a best efforts basis will seek additional votes for the other party's nominee. Mr. Torkelsen was elected to the Board pursuant to this agreement. In addition, Mr. Torkelsen agreed, subject to his fiduciary obligations to the Company, to vote for

Mr. Rogers to continue his position as President and Chief Executive Officer of the Company during the term of the voting agreement.

     Additional Transactions with PVR Investors. In January 1997, the Company offered to certain investors the opportunity to exchange existing warrants to purchase shares of Common Stock in the Company for new warrants to purchase shares of Common Stock. The purpose of the warrant exchange was to induce such investors to enter into lock-up arrangements with Barington, the underwriter of the Initial Offering, and into agreements consolidating such investors' registration rights with those granted by the Company to other investors, and so that the investment by such investors in the Company would be on terms and conditions that more closely reflect the terms and conditions upon which other investors invested in the Company during a comparable time period.

     For the investors who participated in the warrant exchange transaction, the effect of the warrant exchange was to cause investors who previously had purchased shares of Common Stock in the Company to purchase such shares at an effective purchase price of $4.00 per share, and to cause investors who previously had received warrants to purchase shares of Common Stock in the Company, to exchange such warrants for warrants with an exercise price of $4.00 per share.

     As a result of the warrant exchange transaction, the Company issued an aggregate of 165,267 shares of Common Stock and new warrants to purchase an aggregate of 336,707 shares of Common Stock at an exercise price of $4.00 per share. As described in detail below, the new warrants to purchase 336,707 shares of Common Stock consist of (i) warrants to purchase 165,269 shares of Common Stock issued to PVR Investors, (ii) warrants to purchase 69,106, shares of Common Stock issued to Mr. Torkelsen, a director of the Company and President of PVR Securities, and (iii) warrants to purchase 102,332 shares of Common Stock issued to the Debt Inducement Investors. The Company did not receive any additional cash proceeds or consideration other than the securities exchanged by the investors in the warrant exchange.

     In January 1997, the Company offered to each of the PVR Investors the opportunity to exchange their existing warrants, representing the right to purchase an aggregate of 345,536 shares of Common Stock at an exercise price of $8.00 per share, for new warrants representing the right to purchase approximately one-half of the number of shares of Common Stock at an exercise price of $4.00 per share. In exchange for warrants to purchase an aggregate of 330,536 shares of Common Stock at an exercise price of $8.00 per share, the Company issued warrants to purchase an aggregate of 165,269 shares of Common Stock at an exercise price of $4.00 per share. One PVR Investor holding warrants to purchase 15,000 shares of Common Stock chose not to participate in the warrant exchange transaction and to retain such warrants with an exercise price of $8.00 per share. As part of the warrant exchange, each PVR Investor who accepted the Company's offer also was issued by the Company an additional 2,500 shares of Common Stock for each unit purchased in the PVR Offering, for no additional consideration. The Company issued an aggregate of 165,267 additional shares of Common Stock to the PVR Investors in the warrant exchange. Each PVR Investor also agreed to sign an agreement with the Company relating to registration rights and a lock-up agreement with Barington, the underwriter of the Initial Offering. In connection with the Follow-On Offering, Barington conveyed to NationsBanc Montgomery Securities all rights and responsibilities under this agreement.

     As part of the warrant exchange, in order to restructure the transaction in which the PVR Investors originally purchased shares of Common Stock from Mr. Rogers at a below-market price per share to terms and conditions more closely reflecting market terms and conditions, each PVR Investor who had originally purchased shares of Common Stock from Mr. Rogers at a purchase price of $2.00 per share, also was required to pay Mr. Rogers an additional $2.00 for each share originally purchased from him. Mr. Rogers received an aggregate of $340,166 from PVR Investors in connection with the warrant exchange.

     Also as part of the warrant exchange, the Company issued to Mr. Torkelsen, a director of the Company and President of PVR Securities, new warrants to purchase an aggregate of 69,106 shares of Common Stock at $4.00 per share, in exchange for the warrants to purchase 34,553 shares of Common Stock at an exercise price of $6.60 per share, and the warrants to purchase 34,553 shares of Common Stock at an exercise price of $8.80 per share, previously issued to Mr. Torkelsen as compensation for services in the private placement managed by PVR Securities.

     As part of the warrant exchange, the Company also exchanged warrants to purchase an aggregate of 102,332 shares of Common Stock held by the Debt Inducement Investors at an exercise price of $8.00 per share, for warrants to purchase 102,332 shares at an exercise price of $4.00 per share.

     Applewood Associates, L.P. In December 1996, the Company issued and sold to Applewood Associates, L.P. ("Applewood") 250,000 shares of Series A Preferred Stock, which converted to Common Stock on a one-to-one basis upon the Initial Offering, and warrants to purchase 50,000 shares of Common Stock at an exercise price of $4.00 per share, for aggregate gross proceeds of $1,000,000. Pursuant to a voting agreement, dated December 19, 1996 by and among Applewood, Acorn and Steven A. Rogers, entered into in connection with the private placement of the Series A Preferred Stock and the Series A Warrants by the Company to Applewood and Acorn, Anthony M. Agnello was elected to the Board of Directors in January 1996. Subject to certain percentage ownership requirements, Mr. Rogers agreed, pursuant to such voting agreement, to vote his shares of Common Stock to elect as a director the nominee of Applewood and Acorn. Mr. Agnello serves on the Compensation Committee of the Board of Directors.

     Issuance of 5% Convertible Debentures. On July 8, 1998, the Company issued $3.125 million aggregate principal amount of 5% Convertible Debentures pursuant to a Subscription Agreement to purchase $2.5 million aggregate principal amount of 5% Convertible Debentures dated as of July 1, 1998 executed by certain institutional investors (the "Institutional Investors") and accepted by the Company, and Subscription Agreements to purchase $625,000 aggregate principal amount of 5% Convertible Debentures executed by Messrs. Clifford M. Kendall, Eugene R. Cacciamani, Marc S. Cooper, and Richard T. Liebhaber, directors of the Company, Messrs. James F. Bunker, Roger A. Booker, Robert H. Emery, and Ms. Mary
C. Murphy, executive officers of the Company, and certain outside investors, including outside consultants to the Company (collectively, the "Additional Investors" and together with the Institutional Investors, the "Investors") and accepted by the Company. Following the issuance of the 5% Convertible Debentures, the following executive officers and directors of the Company hold beneficially the principal amount of such debentures indicated: Mr.
Bunker -- $25,000; Mr. Booker -- $5,000; Mr. Emery -- $25,000; Ms.
Murphy -- $25,000; Mr. Kendall -- $100,000; Mr. Cacciamani -- $10,000; Mr.
Cooper -- $25,000; and Mr. Liebhaber -- $100,000. The offering, issuance and sale of the 5% Convertible Debentures to certain directors and executive officers was a condition precedent to the consummation of the financing with the Institutional Investors, and was approved by the full Board of Directors of the Company, with the directors participating in the proposed financing abstaining from voting.

                           DESCRIPTION OF SECURITIES

     The following information is in addition to information regarding the Company's outstanding securities, consisting of Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share, contained elsewhere in the Company's filings with the Commission and incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The following information is summary in nature and is qualified in its entirety by reference to the instruments defining the rights of the holders of such securities, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part and which are available from the Commission.

5% CUMULATIVE CONVERTIBLE DEBENTURES DUE 2003

     Interest. Each 5% Convertible Debenture is entitled to receive cumulative annual interest at the rate of 5.0% per annum on the principal amount thereof, payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on September 30, 1998. Interest accrues daily from the date of issuance of the 5% Convertible Debentures, until such debenture has been converted or redeemed. Interest is payable in cash, or the Company may, at its option, in full or in part, pay interest on the Debentures on any interest payment date by increasing the 5% Convertible Debentures by the amount of such interest. When any interest is added to the principal amount of the 5% Convertible Debentures, such interest shall be deemed to be part of the principal amount of the debenture for purposes of determining interest thereafter payable and amounts thereafter convertible into Common Stock.

     Seniority; Liquidation Preference. The Company's outstanding $3.125 million principal amount of 5% Convertible Debentures are senior in right of payment to substantially all existing and future indebtedness of the Company and to the Company's equity securities. If at any time (i) there occurs any merger, consolidation or other business combination of the Company, with or into any other corporation, entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the stockholders of the Company pursuant to such merger, consolidation, reorganization or other transaction own in the aggregate less than 50% of the voting power and common equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person, or (iii) a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock (each of the foregoing items (i) to (iii), an "Extraordinary Transaction"), then the holders of the 5% Convertible Debentures then outstanding may participate in any such transaction as a class with the common stockholders on the same basis as if the 5% Convertible Debentures had been converted one day prior to the announcement date (or record date for such distribution, dividend or offer) of such transaction.

     Redemption. At the option of each holder, the Company shall redeem all or any portion of such holder's 5% Convertible Debentures effective as of the effective date of an Extraordinary Transaction, and the holder shall be entitled to receive a redemption price per $100 principal amount of 5% Convertible Debentures being redeemed equal to 112.5% of the aggregate principal amount of the 5% Convertible Debentures, plus accrued and unpaid interest thereon. Each holder shall be entitled to make an election for redemption at any time up to five (5) days prior to the effective date of any Extraordinary Transaction; provided, however, at the discretion of such holder, such holder may, at any time, elect to convert its 5% Convertible Debentures into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of such debentures, for such number of shares of Common Stock as determined by the application of the Conversion Rate (as defined therein) so long as the Company has not redeemed such 5% Convertible Debentures.

     At the option of each holder, the Company also is obligated to redeem all or any portion of such holder's outstanding 5% Convertible Debentures effective as of the date of the occurrence of certain "Triggering Events" (as defined below), and the holder shall be entitled to receive a redemption price per $100 principal amount of 5% Convertible Debentures being redeemed equal to 130% of the principal amount of the 5% Convertible Debentures, plus accrued and unpaid interest. For purposes of the 5% Convertible Debentures, the following constitute "Triggering Events:" (i) the Common Stock is either delisted or suspended from trading on Nasdaq, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five (5) consecutive trading days, or any such delisting or suspension is threatened in writing or pending (excluding disruptions from business announcements that result in any halt(s) in trading of not more than one day on each occasion) and other than as a result of the suspension of trading in securities on such market in general; (ii) any money judgment, writ or warrant of attachment, or similar process in excess of Seven Hundred and Fifty Thousand Dollars ($750,000) in the aggregate shall be entered or filed against the Company, its subsidiaries or any of their properties or other assets and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or (iii) a default or event of default (as defined in the 5% Convertible Debentures) shall have occurred and remain uncured following the applicable cure period under such debentures. Each holder shall be entitled to make an election for redemption at any time following thirty (30) days after the occurrence of a Triggering Event; provided, however, at the discretion of such holder, such holder may, at any time, elect to convert its 5% Convertible Debentures into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of the debentures, for such number of shares of Common Stock as determined by the application of the Conversion Rate (as defined therein) so long as the Company has not redeemed such debentures. In addition to the foregoing, upon the occurrence of a Triggering Event, and only for the period that such Triggering Event remains uncured, the Company is obligated to pay each holder 2.0% per month on the outstanding principal amount of the 5% Convertible Debentures. Any such interest which is not paid when due shall accrue interest until paid at the rate from time to time applicable to interest on the 5% Convertible Debentures as to which such Triggering Event has occurred.

     In addition, the 5% Convertible Debentures are redeemable at the option of the Company in certain circumstances. The 5% Convertible Debentures held by the Institutional Investors may be redeemed by the Company, at its option, at any time on or before September 29, 1998. The 5% Convertible Debentures held by the Additional Investors are subject to mandatory redemption by the Company on January 5, 1999, provided that the Company has previously redeemed the 5% Convertible Debentures held by the Institutional Investors. The 5% Convertible Debentures are redeemable at a redemption price per 5% Convertible Debenture equal to 110% of the principal amount of the Debenture, plus any accrued and unpaid interest thereon. Upon such redemption, if any, the Company also is obligated to issue to the Institutional Investors warrants to purchase an aggregate up to 125,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), and to the Additional Investors warrants to purchase an aggregate up to 50,000 shares of Common Stock at an exercise price of $11.00 per share (subject to adjustment as provided therein). See
"-- Debenture Warrants" below.

     Conversion Privileges. In addition, at any time on or after September 29, 1998, the Institutional Investors may, in whole or in part, convert the 5% Convertible Debentures into shares of Common Stock. The Debentures issued to the Additional Investors are convertible, in whole or in part, at the option of the holder any time after January 5, 1999. The conversion rate of the 5% Convertible Debentures is determined by dividing the principal amount of the 5% Convertible Debentures plus any accrued and unpaid interest by a conversion price equal to the lesser of (i) the Fixed Conversion Price of $10.87, or (ii) a Floating Conversion Price equal to the average of the three lowest closing prices of the Common Stock on its principal exchange during the 12 trading days immediately preceding the date upon which the Company is notified of such conversion (the "Conversion Rate"). The number of shares of Common Stock issuable upon conversion of the 5% Convertible Debentures is subject to adjustment in certain events, including without limitation a reclassification, reorganization or exchange of the Company's Common Stock.

     If the Company cannot, or does not intend to, or fails to, issue shares of Common Stock registered for resale for any reason (a "Conversion Default"), including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock or other securities authorized and available, or (y) is otherwise prohibited by applicable law or by the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder, then the Company is obligated to issue as many shares of Common Stock as it is able to issue in accordance with such holder's conversion notice, and with respect to the unconverted principal amount of 5% Convertible Debentures, notify the holder of such failure (a "Default Notice"). Each holder who receives a Default Notice has the following options, at its election: (i) the right to demand from the Company immediate redemption of its Debentures in cash at 125% of the principal amount thereof, plus accrued and unpaid interest; (ii) void its notice of conversion and have returned the nonconverted 5% Conversion Debentures that were to be converted; or (iii) if the Company's inability to fully convert the 5% Convertible Debentures is pursuant to the Exchange Cap provision described below, require the Company to use its best efforts to take all steps necessary in order to exceed such Exchange Cap.

     In addition to the foregoing, upon a Conversion Default, the Company will pay each holder of the 5% Convertible Debentures (including debentures for which a conversion notice has not yet been sent), for the period during which such 5% Convertible Debentures have not been duly converted or redeemed as herein provided, 2.0% per month on the outstanding principal amount of the 5% Convertible Debentures until such Debentures have been duly converted or redeemed as herein provided; provided, however, that if the Company's inability to fully convert Debentures is pursuant to the subsection (y) above, the Company has sixty (60) days to cure such default prior to giving rise to the right of the Holder to exercise remedies, including, without limitation, the right to receive additional interest.

     Voting Rights. Holders of 5% Convertible Debentures have no voting rights, except as required by law and as expressly provided in the 5% Convertible Debentures.

     Limitation on Number of Conversion Shares. The Company is not obligated to issue upon conversion of the 5% Convertible Debentures, in the aggregate, more than a number of shares of Common Stock equal to

19.99% of the number of shares of Common Stock outstanding on the date on which the 5% Convertible Debentures were issued (as adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganization and similar events relating to the Common Stock) (the "Exchange Cap"), if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of Nasdaq or any other principal securities exchange or market upon which the Common Stock is or becomes traded. The Exchange Cap shall be allocated among the holders of the 5% Convertible Debentures pro rata based on the total principal amount outstanding of the Debentures.

     After giving effect to the issuance of Common Stock pursuant to each notice of conversion, the total number of shares of Common Stock deemed beneficially owned by the holder submitting such conversion notice (excluding shares that might otherwise be deemed beneficially owned by reason of the conversion right in the 5% Convertible Debentures owned by such holder), together with all shares of Common Stock deemed beneficially owned by such holder's "affiliates" (as defined in Rule 144 under the Securities Act), shall not exceed 4.99% of the total issued and outstanding shares of the Common Stock.

     Registration Rights. The Company has agreed to register on a Form S-3 under the Securities Act of 1933, as amended, the shares of Common Stock issuable upon conversion of the 5% Convertible Debentures and the exercise of any Debenture Warrants held by the Investors.

     Maturity. On or after July 8, 2003 (the "Maturity Date"), the Company will have the option to cause the outstanding 5% Convertible Debentures to be automatically converted to shares of Common Stock pursuant to the Conversion Rate, or to redeem all outstanding 5% Convertible Debentures at a redemption price equal to the principal amount of the 5% Convertible Debentures plus any accrued and unpaid interest thereon.

     Low Trades; Short Sales. The Selling Stockholders have agreed that, they will not, directly or through an affiliate, on any trading day used in the calculation of the "Floating Conversion Price" (as defined in the 5% Convertible Debentures) or any other trading day used for any purpose in valuation pursuant to such debentures, (a) create the lowest reported sales price on the Nasdaq National Market for the Common Stock, or (b) offer to sell shares of Common Stock at a price lower than the then prevailing bid price for the Common Stock on the Nasdaq National Market. In addition, the Selling Stockholders also have agreed that, prior to October 6, 1998, neither they nor their affiliates will take a "short" position in the Company's Common Stock, unless at the time the position is taken the price per share of the Common Stock as reported on the Nasdaq National Market is greater than the Fixed Conversion Price of $10.87. See "Description of Securities -- 5% Cumulative Convertible Debentures Due 2003."

DEBENTURE WARRANTS

     In connection with the issuance of the 5% Convertible Debentures, if the Company exercises its option to redeem the $2.5 million principal amount of 5% Convertible Debentures issued to the Institutional Investors on or before September 29, 1998, and the $625,000 principal amount of 5% Convertible Debentures issued to the Additional Investors on January 5, 1998, then the Company is obligated to issue to the Investors the Debentures Warrants to purchase an aggregate of 175,000 shares of Common Stock. Of such Debenture Warrants, warrants to purchase 125,000 shares of Common Stock are issuable to the Institutional Investors and warrants to purchase 50,000 shares of Common Stock are issuable to the Additional Investors. The Debenture Warrants are exercisable for a period of five years from the date of issuance and are exercisable at an exercise price of $6.00 per share.

SERIES B PREFERRED STOCK

     In August 1998, the Company issued to certain unaffiliated investors in a private placement 209,091 shares of Series B Preferred Stock and warrants to purchase an aggregate of 52,237 shares of Common Stock at an exercise price of $6.00 per share. The shares of Series B Preferred Stock and Series B Warrants were issued at an exercise price of $5.50 per share, resulting in gross proceeds to the Company of $1.15 million.

     Dividends. The holders of shares of Series B Preferred Stock are entitled to receive, in preference to the holders of Junior Securities (as defined herein), cumulative annual dividends at the rate of 5.0% per annum on the stated value per share of Series B Preferred Stock (the "Stated Value"), initially $5.50 per share. Such dividends are payable in additional shares of Series B Preferred Stock, annually in arrears on the annual anniversary of the issuance date. Dividends accumulate daily on each share of Series B Preferred Stock from the issuance date, whether or not earned or declared, until such share of Series B Preferred Stock has been converted or redeemed. To the extent dividends are not paid on the applicable dividend payment date, such dividends shall be cumulative and shall compound annually until the date of payment.

     Seniority; Liquidation Preference. The Series B Preferred Stock, with respect to rights upon liquidation, winding up or dissolution, and dividend rights, rank senior and prior in right to (i) the Common Stock, and (ii) any other equity interest (including, without limitation, options and warrants) in the Company that by its terms ranks junior to the Series B Preferred Stock ("Junior Securities"). The Series B Preferred Stock, with respect to rights upon liquidation, winding up or dissolution, and dividend rights, ranks pari passu with (i) any series of preferred stock hereafter created, unless such series by its terms ranks junior to the Series B Preferred Stock, and (ii) any other equity interest in the Company hereafter created that by its terms ranks on a par with or pari passu with the Series B Preferred Stock ("Parity Securities"). Without the prior express written consent of the holders of not less than two-thirds ( 2/3) of the then outstanding shares of Series B Preferred Stock, the Company shall not hereafter (i) issue any additional shares of Series B Preferred Stock, (ii) authorize or issue any capital stock that is of senior rank to the Series B Preferred Stock in respect of dividend rights or the preferences as to distributions and payments upon the liquidation, dissolution, winding up or otherwise of the Company, (iii) authorize or issue any Parity Securities with terms and conditions more favorable than the terms herein, or
(iv) authorize or make any amendment to the Company's Certificate of Incorporation or By-laws, which would materially and adversely affect the rights or relative priority of the holders of the Series B Preferred Stock relative to the holders of Parity Securities or the holders of any other class of capital stock. In the event of the merger, consolidation or other business combination of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences and no merger, consolidation or other business combination shall cause a result inconsistent therewith.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any Common Stock or any Junior Securities, an amount per share of Series B Preferred Stock equal to the Aggregate Value (as defined in the Certificate of Designations of the Series B 5% Cumulative Convertible Preferred Stock), provided that, if funds are insufficient to pay the full amount due to the holders and any holders of Parity Securities, then each holder and each holder of Parity Securities shall receive a ratable percentage of such funds in accordance with respective amounts that would be payable in full to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights.

     Voting Rights. The holders of the Series B Preferred Stock have no voting rights, except as required by law and as expressly provided the Certificate of Designations of the Series B 5% Cumulative Convertible Preferred Stock.

     Conversion. Shares of Series B Preferred Stock are convertible at any time after the issuance date, in whole or in part, at the option of the Holder thereof, into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms herein for such number of shares of Common Stock as determined by the application of the Conversion Rate (as hereinafter defined). The conversion rate of the Series B Preferred Stock is the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock determined by dividing the Stated Value of such shares of Series B Preferred Stock, plus accumulated but unpaid dividends (whether or not earned or declared) for each share of Series B Preferred Stock (not previously added to the Stated Value) as of the conversion date, by the conversion price (as hereinafter defined). The initial conversion price is $5.50 per share, subject to adjustment in certain events, including without limitation a reclassification, reorganization or exchange of the Company's Common Stock.

     The shares of Series B Preferred Stock are subject to automatic conversion, without further action on the part of the holder or the Company, if for fifteen
(15) consecutive trading days subsequent to the issuance date the closing price of one share of Common Stock has equaled or exceeded $11.00 per share.

     Registration Rights. The Company has agreed to register on a Form S-3 under the Securities Act of 1933, as amended, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the exercise of the Series B Warrants.

     Maturity. On the date that is the sixth anniversary of the Issuance Date (the "Maturity Date"), the Company has the option, in its sole and absolute discretion, to either (i) cause the shares of Series B Preferred Stock then outstanding to be automatically converted into that number of fully paid, validly issued and nonassessable shares of Common Stock determined in accordance with the terms of the Certificate of Designations by application of the then applicable Conversion Rate; or (ii) redeem all of the shares of Series B Preferred Stock then outstanding at the Aggregate Value per share.

                              PLAN OF DISTRIBUTION

     The distribution of the Shares by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest may be effected from time to time in transactions on the Nasdaq National Market in negotiated transactions or other exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. From time to time and subject to certain contractual limitations, the Selling Stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares in connection therewith. Broker-dealers through which transactions involving the Shares are effected may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Shares. No underwriting arrangements have been entered into by the Selling Stockholders.

     In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements, and other information can be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such materials may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission maintains an Internet site located at http://www.sec.gov that contains reports, proxy and information statements, as well as other information regarding issuers that file electronically with the Commission, including the Company. The Common Stock of the Company is quoted on the Nasdaq National Market and other information concerning the Company can be inspected at the office of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain terms of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and legal matters will be passed upon for the Company by Shaw Pittman Potts & Trowbridge, Washington, D.C., a partnership including professional corporations.

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been included herein in reliance on the report of PricewaterhouseCoopers LLP independent accountants, given on the authority of that firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   16
Selling Stockholders..................   17
Certain Relationships between the
  Company and Certain Selling
  Stockholders........................   20
Plan of Distribution..................   27
Additional Information................   29
Legal Matters.........................   30
Experts...............................   30

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,060,600 SHARES

                        [OBJECTIVE COMMUNICATIONS LOGO]

                                   OBJECTIVE
                              COMMUNICATIONS, INC.

                                  COMMON STOCK
                               SEPTEMBER   , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities registered hereby, all of which expenses are estimates.

                        DESCRIPTION                           AMOUNT
                        -----------                           -------
Blue Sky fees and expenses (including fees of counsel)......  $ 2,000
Transfer Agent and Registrar's fees.........................    1,000
Printing expenses...........................................   10,000
Legal fees and expenses (other than blue sky)...............    7,500
Accounting fees and expenses................................    8,000
Miscellaneous...............................................    2,000
                                                              -------
          Total.............................................  $30,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The GCL provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and (iv) for any transaction from which the director derived an improper personal benefit. The Second Amended and Restated Certificate of Incorporation (the "Certificate") of the Registrant provides for the elimination and limitation of the personal liability of directors of the Registrant for monetary damages to the fullest extent permitted by the GCL.

     In addition, the Certificate provides that if the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors of the Registrant shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The effect of this provision is to eliminate the right of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate provides that the Registrant shall, to the fullest extent permitted by the GCL, as amended from time to time, indemnify each of its currently acting and former directors, officers, employees and agents.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

  EXHIBIT
    NO.                         DESCRIPTION OF EXHIBIT
  -------                       ----------------------
    3.1      Amended and Restated Certificate of Incorporation of the
                Registrant (Incorporated by reference to Exhibit 3.1
                forming a part of the Registrant's Registration Statement
                on Form SB-2 (File No. 333-20625) filed with the
                Securities and Exchange Commission under the Securities
                Act of 1933, as amended).

  EXHIBIT
    NO.                         DESCRIPTION OF EXHIBIT
  -------                       ----------------------
    3.2      Amended and Restated Bylaws of the Registrant (Incorporated
                by reference to Exhibit 3.2 forming a part of the
                Registrant's Registration Statement on Form SB-2 (File
                No. 333-20625) filed with the Securities and Exchange
                Commission under the Securities Act of 1933, as amended).
    4.1      Form of Warrant for the Purchase of Shares of Common Stock,
                issued in connection with the private placement of
                $2,000,000 aggregate principal amount of Bridge Notes
                (Incorporated by reference to Exhibit 3.4 forming a part
                of the Registrant's Registration Statement on Form SB-2.
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
    4.2      Form of Warrant to Purchase Common Stock of the Registrant,
                issued in connection with the private placement of units
                in June 1995 and August 1996 (Incorporated by reference
                to Exhibit 3.5 forming a part of the Registrant's
                Registration Statement on Form SB-2 (File No. 333-20625)
                filed with the Securities and Exchange Commission under
                the Securities Act of 1933, as amended).
    4.3      Form of Warrants for the Purchase of 100,000 Shares of
                Common Stock, $.01 par value per share issued in
                connection with the private placement of Series A
                Convertible Preferred Stock and warrants in December 1996
                and January 1997 (Incorporated by reference to Exhibit
                3.7 forming a part of the Registrant's Registration
                Statement on Form SB-2 (File No. 333-20625) filed with
                the Securities and Exchange Commission under the
                Securities Act of 1933, as amended).
    4.4      Form of Option for the Purchase of 180,000 Shares of Common
                Stock issued to Barington Capital Group, L.P.
                (Incorporated by reference to Exhibit 3.8 forming a part
                of the Registrant's Registration Statement on Form SB-2
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
    4.5      Form of Stock Option Agreement, dated December 18, 1997, by and between the Registrant and Barington Capital Group,
                L.P. (Incorporated by reference to Exhibit 10.8 forming a
                part of the Registrant's Current Report on Form 10-KSB
                for the year ended December 31, 1997).
    4.6      Specimen certificate evidencing shares of Common Stock of
                the Registrant (Incorporated by reference to Exhibit 4.2
                to the Registrant's Registration Statement on Form SB-2
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
    4.7      Form of 5% Convertible Debentures due 2003 of the Registrant
                (Incorporated by reference to Exhibits 4.3 and 4.4
                forming a part of the Company's Current Report on Form
                8-K dated July 1, 1998 and filed July 16, 1998 with the
                Securities and Exchange Commission under the Securities
                Exchange Act of 1934, as amended).
    4.8      Form of Warrants to be issued upon redemption of the 5%
                Cumulative Convertible Debentures due 2003 of the
                Registrant (Incorporated by reference to Exhibit 4.5
                forming a part of the Company's Current Report on Form
                8-K dated July 1, 1998 and filed July 16, 1998 with the
                Securities and Exchange Commission under the Securities
                Exchange Act of 1934, as amended).
    4.9      Specimen certificate evidencing shares of the Series B 5%
                Cumulative Convertible Preferred Stock of the Company
                (Incorporated by reference to Exhibit 4.9 forming a part
                of the Registrant's Registration Statement on Form S-3
                (File No. 333-62971) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
    4.10     Certificate of Designations of the Company's Series B 5%
                Cumulative Convertible Preferred Stock of the Company
                (Incorporated by reference to Exhibit 4.10 forming a part
                of the Registrant's Registration Statement on Form S-3
                (File No. 333-62971) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).

  EXHIBIT
    NO.                         DESCRIPTION OF EXHIBIT
  -------                       ----------------------
    4.11     Form of Warrant issued in connection with the Series 5%
                Cumulative Convertible Stock of the Company (Incorporated
                by reference to Exhibit 4.11 forming a part of the
                Registrant's Registration Statement on Form S-3 (File No.
                333-62971) filed with the Securities and Exchange
                Commission under the Securities Act of 1933, as amended).
   5*        Opinion of Shaw, Pittman, Potts & Trowbridge as to the
                legality of the securities being registered.
   23.1*     Consent of Shaw, Pittman, Potts & Trowbridge (included as
                part of Exhibit 5).
   23.2      Consent of PricewaterhouseCoopers LLP
  24*        Power of Attorney (included on signature page to the
                Registration Statement).

---------------
* Previously filed.

ITEM 28. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies it has reasonable grounds to believe it meets all the requirements for filing this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rockingham, New Hampshire, on September 15, 1998.

                                            OBJECTIVE COMMUNICATIONS, INC.
                                            (Registrant)

                                            By:     /s/ JAMES F. BUNKER
                                              ----------------------------------
                                                       James F. Bunker
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ JAMES F. BUNKER                     President and Chief         September 15, 1998
-----------------------------------------------------      Executive Officer
                   James F. Bunker                         (Principal Executive
                                                           Officer)

                 /s/ ROBERT H. EMERY                     Vice President of           September 15, 1998
-----------------------------------------------------      Administration and
                   Robert H. Emery                         Finance and Secretary
                                                           (Principal Financial
                                                           and Accounting
                                                           Officer)

               /s/ CLIFFORD M. KENDALL                   Chairman of the Board of    September 15, 1998
-----------------------------------------------------      Directors
                 Clifford M. Kendall

                /s/ STEVEN A. ROGERS                     Director                    September 15, 1998
-----------------------------------------------------
                  Steven A. Rogers

               /s/ ANTHONY M. AGNELLO                    Director                    September 15, 1998
-----------------------------------------------------
                 Anthony M. Agnello

                /s/ ROBERT L. BARNETT                    Director                    September 15, 1998
-----------------------------------------------------
                  Robert L. Barnett

                /s/ DONALD W. BARRETT                    Director                    September 15, 1998
-----------------------------------------------------
                  Donald W. Barrett

              /s/ EUGENE R. CACCIAMANI                   Director                    September 15, 1998
-----------------------------------------------------
                Eugene R. Cacciamani

                 /s/ MARC S. COOPER                      Director                    September 15, 1998
-----------------------------------------------------
                   Marc S. Cooper

                /s/ LINCOLN D. FAURER                    Director                    September 15, 1998
-----------------------------------------------------
                  Lincoln D. Faurer

              /s/ RICHARD T. LIEBHABER                   Director                    September 15, 1998
-----------------------------------------------------
                Richard T. Liebhaber

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                   /s/ ROY C. NASH                       Director                    September 15, 1998
-----------------------------------------------------
                     Roy C. Nash

                /s/ JOHN B. TORKELSEN                    Director                    September 15, 1998
-----------------------------------------------------
                  John B. Torkelsen

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                         DESCRIPTION OF EXHIBIT
  -------                       ----------------------
     3.1     Amended and Restated Certificate of Incorporation of the
                Registrant (Incorporated by reference to Exhibit 3.1
                forming a part of the Registrant's Registration Statement
                on Form SB-2 (File No. 333-20625) filed with the
                Securities and Exchange Commission under the Securities
                Act of 1933, as amended).
     3.2     Amended and Restated Bylaws of the Registrant (Incorporated
                by reference to Exhibit 3.2 forming a part of the
                Registrant's Registration Statement on Form SB-2 (File
                No. 333-20625) filed with the Securities and Exchange
                Commission under the Securities Act of 1933, as amended).
     4.1     Form of Warrant for the Purchase of Shares of Common Stock,
                issued in connection with the private placement of
                $2,000,000 aggregate principal amount of Bridge Notes
                (Incorporated by reference to Exhibit 3.4 forming a part
                of the Registrant's Registration Statement on Form SB-2
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
     4.2     Form of Warrant to Purchase Common Stock of the Registrant,
                issued in connection with the private placement of units
                in June 1995 and August 1996 (Incorporated by reference
                to Exhibit 3.5 forming a part of the Registrant's
                Registration Statement on Form SB-2 (File No. 333-20625)
                filed with the Securities and Exchange Commission under
                the Securities Act of 1933, as amended).
     4.3     Form of Warrants for the Purchase of 100,000 Shares of
                Common Stock, $.01 par value per share, issued in
                connection with the private placement of Series A
                Convertible Preferred Stock and warrants in December 1996
                and January 1997 (Incorporated by reference to Exhibit
                3.7 forming a part of the Registrant's Registration
                Statement on Form SB-2 (File No. 333-20625) filed with
                the Securities and Exchange Commission under the
                Securities Act of 1933, as amended).
     4.4     Form of Option for the Purchase of 180,000 Shares of Common
                Stock issued to Barington Capital Group, L.P.
                (Incorporated by reference to Exhibit 3.8 forming a part
                of the Registrant's Registration Statement on Form SB-2
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
     4.5     Form of Stock Option Agreement, dated December 18, 1997, by and between the Registrant and Barington Capital Group,
                L.P. (Incorporated by reference to Exhibit 10.8 forming a
                part of the Registrant's Annual Report on Form 10-KSB for
                the year ended December 31, 1997).
     4.6     Specimen certificate evidencing shares of Common Stock of
                the Registrant (Incorporated by reference to Exhibit 4.2
                to the Registrant's Registration Statement on Form SB-2
                (File No. 333-20625) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
     4.7     Form of 5% Convertible Debentures due 2003 of the Registrant
                (Incorporated by reference to Exhibits 4.3 and 4.4
                forming a part of the Company's Current Report on Form
                8-K dated July 1, 1998 and filed July 16, 1998 with the
                Securities and Exchange Commission under the Securities
                Exchange Act of 1934, as amended).
     4.8     Form of Warrants to be issued upon redemption of the 5%
                Cumulative Convertible Debentures due 2003 of the
                Registrant (Incorporated by reference to Exhibit 4.5
                forming a part of the Company's Current Report on Form
                8-K dated July 1, 1998 and filed July 16, 1998 with the
                Securities and Exchange Commission under the Securities
                Exchange Act of 1934, as amended).

  EXHIBIT
    NO.                         DESCRIPTION OF EXHIBIT
  -------                       ----------------------
     4.9     Specimen certificate evidencing shares of the Series B 5%
                Cumulative Convertible Preferred Stock of the Company.
                (Incorporated by reference to Exhibit 4.9 forming a part
                of the Registrant's Registration Statement on Form S-3
                (File No. 333-62971) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
     4.10    Certificate of Designations of the Company's Series B 5%
                Cumulative Convertible preferred stock of the Company
                (Incorporated by reference to Exhibit 4.10 forming a part
                of the Registrant's Registration Statement on Form S-3
                (File No. 333-62971) filed with the Securities and
                Exchange Commission under the Securities Act of 1933, as
                amended).
     4.11    Form of Warrant issued in connection with the Series 5%
                Cumulative Convertible Stock of the Company (Incorporated
                by reference to Exhibit 4.11 forming a part of the
                Registrant's Registration Statement on Form S-3 (File No.
                333-62971) filed with the Securities and Exchange
                Commission under the Securities Act of 1933, as amended).
    5*       Opinion of Shaw, Pittman, Potts & Trowbridge as to the
                legality of the securities being registered.
    23.1*    Consent of Shaw, Pittman, Potts & Trowbridge (included as
                part of Exhibit 5).
    23.2     Consent of PricewaterhouseCoopers LLP
   24*       Power of Attorney (included on signature page to the
                Registration Statement).

---------------
* Previously filed.